UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Letter to ISS

March 19, 2018

Alex,

I write to address two apparent errors in your report on the China Fund / City of London proxy contest.

You indicate that if the stockholders vote to terminate Allianz as the China Fund’s investment adviser, the Fund’s Board can simply appoint a replacement. You say the adviser replacement issue is “utterly within the board’s control.”

That is what City of London has been telling the stockholders, but it’s not true. The Board cannot control the appointment of a replacement investment adviser. Because of the voting requirements imposed by the Investment Company Act, City of London has an effective veto over any adviser replacement, and by exercising that veto it can force a liquidation. That’s what Mr. Olliff meant when he gave a speech last year about the “nuclear option.”

I am very concerned that because ISS may be viewed as having endorsed City of London’s misrepresentations, China Fund’s stockholders will be deceived into voting for a proposal that will cause a liquidation they don’t want. To put it differently, your report may have blown up the China Fund, by helping Mr. Olliff trigger the nuclear option.

Replacing the external investment adviser of a closed end fund is not like replacing the management team of an industrial company. It is not the sole prerogative of the Board. The Investment Company Act requires that if Allianz is terminated and the Board nominates a successor, the appointment of the replacement will be valid only if approved by the stockholders. The stockholder approval must satisfy the special majority vote specified in the Investment Company Act.

Because of the size of City of London’s share ownership, it will not be possible to obtain the statutorily-required vote without City of London’s support. We know this because last year, around 60% of the shares voted on the proposal to replace Allianz with Open Door were voted FOR the proposal, but the proposal failed because it didn’t reach the special majority required under the Investment Company Act. City of London prevented the required vote on the Open Door proposal from being achieved, by voting no.

Since then City of London has increased its share ownership, so its veto over the appointment of a replacement adviser is for all practical purposes absolute. The power to appoint a replacement adviser is not “utterly within the board’s control.” Far from it. If (as we expect) City of London vetoes every replacement proposal the Board makes, liquidation will follow.

All of this information is in the China Fund’s proxy materials on file with the SEC.

We would also like to point out that we believe there is a mistake in the Total Shareholder Return analysis included in the report. What is characterized in the report as the “Peer Median” appears instead to be the top performer of the peer group for each period shown in the report. In fact, the Fund’s performance for each period is at or slightly above or below the Peer Median.

For the record we also disagree with your thesis that two current Board members should be replaced by City of London’s nominees as a punishment for what you conclude is underperformance relative to peers. When the current Board sought last year to improve the Fund’s performance by replacing Allianz with an adviser with a better performance history, City of London vetoed that proposal saying it preferred instead to liquidate the

Fund. Respectfully it seems strange to punish directors whose efforts to improve performance were thwarted by City of London, by replacing them with nominees picked by the City of London whose principal relevant experience is serving on the board of an under-performing fund.

Best regards,

Joe O. Rogers

Chairman

Additional Information

This communication may be deemed to be proxy solicitation material. In connection with The China Fund’s 2018 Annual Meeting of Stockholders, The China Fund filed a definitive proxy statement and other relevant documents, including a form of proxy card, with the SEC on February 5, 2018. The definitive proxy statement and a form of proxy have been mailed to The China Fund’s stockholders. Stockholders are urged to read The China Fund’s definitive proxy statement and any other documents filed by The China Fund with the SEC in connection with the 2018 Annual Meeting because they contain important information.

Investors will be able to obtain, for free, copies of documents filed with the SEC at the SEC’s website at http://www.sec.gov. Copies of The China Fund’s definitive proxy statement and proxy card also are available without charge from The China Fund’s proxy solicitor, D.F. King, who may be reached toll-free at (800) 207-3156.

The China Fund and its directors and President are “participants” in the solicitation of proxies from stockholders of The China Fund in connection with the 2018 Annual Meeting. Information regarding those persons is provided in the definitive proxy statement filed by The China Fund with the SEC.